Exhibit 21.1

NORTHSTAR REAL ESTATE INCOME II, INC.
List of Significant Subsidiaries

Formation
Entity Name	Jurisdiction
NorthStar Real Estate Income II, Inc. Operating Partnership, LP..........................................................	Delaware
CB Loan NT-II, LLC..............................................................................................................................	Delaware
DB Loan NT-II, LLC..............................................................................................................................	Delaware
UL Holdings NT-II, LLC........................................................................................................................	Delaware
Qarth Holdings NT-II, LLC....................................................................................................................	Delaware